Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Disclosure of Nonpublic Holdings”, “Other Service Providers”, and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment Number 373 to the Registration Statement (Form N-1A No. 033-11387).

We also consent to the incorporation by reference therein and use of our reports dated October 25, 2019 with respect to the financial statements and financial highlights of American Beacon The London Company Income Equity Fund, for the year ended August 31, 2019 included in the Annual Report (Form N-CSR) for 2019 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

August 21, 2020